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INVACARE CORPORATION REPORTS STRONG THIRD QUARTER RESULTS

ELYRIA, Ohio – (October 23, 2008) – Invacare Corporation (NYSE: IVC) today announced its financial results for the third quarter and nine months ended September 30, 2008.

HIGHLIGHTS FOR QUARTER

•	Organic sales increase of 9.3% in the quarter
•	Adjusted earnings before income taxes(c) improved by over 40%
•	Adjusted earnings per share(a) of $0.42 compared to $0.34 last year for third quarter
•	Free cash flow(d) of $16 million generated in quarter

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the third quarter were $0.36 ($11.7 million net earnings) as compared to earnings per share for the same period last year of $0.36 ($11.6 million net earnings).  Adjusted earnings per share(a) were $0.42 for the third quarter of 2008 as compared to adjusted earnings per share(a) for the same period last year of $0.34.  Adjusted net earnings(b) for the quarter were $13.4 million versus $10.8 million last year.  Both adjusted earnings per share(a) and adjusted net earnings(b) for the third quarter 2007 exclude a one-time net tax benefit primarily attributable to new tax laws adopted in Germany last year.  Adjusted earnings before income taxes(c) for the third quarter were $17.5 million as compared to $12.4 million for the third quarter last year.  The significant improvement in adjusted earnings before income taxes(c) resulted primarily from organic sales growth (from both volume and selective price increases), cost reduction activities and reduced net interest expense, which were partially offset by increases in commodity costs.

Net sales for the third quarter increased 13.4% to $461.8 million versus $407.3 million last year.  Foreign currency translation increased net sales by four percentage points and acquisitions increased net sales by less than a percentage point. Organic net sales for the quarter grew 9.3% over the same period last year driven by improved performance in all segments, particularly for North America/Home Medical Equipment (NA/HME) and Institutional Products Group (IPG).   Reflecting the improved stability and sequential improvement of this business segment, the NA/HME organic net sales increase of 12.7% for the quarter represents the fourth consecutive quarter over quarter increase.  IPG’s organic net sales increase of 30.4% for the quarter was driven primarily by new product introductions.  While European organic net sales grew at 3.1% for the quarter, this growth rate was below the first half growth rate of 7.4% primarily as a result of reimbursement and pricing pressures.

Gross margin as a percentage of net sales for the third quarter was higher by 0.1 percentage points compared to last year’s third quarter due to increased volumes, price increases and cost reduction activities which were largely offset by increased commodity costs as well as unfavorable product mix in Europe.  Cost reduction initiatives generated benefits in the third quarter of $5.0 million.  As compared to the second quarter of 2008, gross margins as a percentage of net sales improved by 0.6 percentage points driven by the increased volumes, price increases and cost reduction initiatives.

Selling, general and administrative (SG&A) expense increased 14.7% to $106.2 million in the third quarter compared to $92.5 million in the third quarter last year.  Foreign currency translation increased SG&A expense by four percentage points, while acquisitions increased SG&A expense by one percentage point.  Excluding foreign currency translation and acquisitions, SG&A expense increased 9.5% when compared to the third quarter of last year, primarily due to variable costs associated with increased sales volumes, including wages, commissions, bonus and bad debt.

Earnings per share on a GAAP basis for the nine months ended September 30, 2008 were $0.66 ($21.0 million net earnings) as compared to a loss per share for the same period last year of $0.18 ($5.8 million net loss).  Adjusted earnings per share(a) were $0.75 for the first nine months ended September 30, 2008 as compared to adjusted earnings per share(a) for the same period last year of $0.52.  Adjusted net earnings(b) for the nine months of 2008 were $24.0 million versus $16.7 million last year.  Both adjusted earnings per share(a) and adjusted net earnings(b) for the nine months ended September 30, 2007 exclude a one-time net tax benefit primarily attributable to new tax laws adopted in Germany last year.  Adjusted earnings before income taxes(c) for the nine months ended September 30, 2008 were $34.6 million as compared to $18.9 million for the first nine months of last year.  The significant improvement in adjusted earnings before income taxes(c) was primarily the result of organic sales growth (from both volume and selective price increases), cost reduction activities and reduced net interest expense, which were partially offset by increased freight and commodity costs.

Net sales for the first nine months of 2008 increased 12.7% to $1.33 billion versus $1.18 billion for the same period last year.  Foreign currency translation increased net sales by five percentage points and acquisitions increased net sales by less than a percentage point. Organic net sales for the first nine months of 2008 grew 7.7% over the same period last year driven primarily by performance in NA/HME and Europe.  For the first nine months of the year, NA/HME organic net sales grew 9.8% while European organic net sales grew by 5.8%.

The Company had a higher effective tax rate in the first nine months of 2008 as compared to the projected rate for the full year 2008 due to the mix of earnings by country.  Specifically, the Company could not record certain tax benefits related to losses in countries which had tax valuation allowances, while normal tax expense was recognized in countries without tax allowances.

A. Malachi Mixon, III, Chairman and Chief Executive Officer, stated, “The Company’s operating performance was solid all the way from strong organic sales growth for the quarter to the 40% improvement in adjusted earnings before income taxes(c).  The Company realized benefits from cost reduction initiatives as well as selective price increases implemented during the quarter, which helped to offset increased commodity costs.  Equally important, third quarter free cash flow(d) strengthened as a result of increased earnings to a positive $16 million for the quarter, a significant improvement over the first half of the year.  With continued increase in profitability and improved working capital management in the fourth quarter, free cash flow(d) is still projected to be strong for the year.”

NORTH AMERICA/HOME MEDICAL EQUIPMENT (NA/HME)

For the quarter ended September 30, 2008, NA/HME net sales increased 13.9% to $191.2 million compared to $167.9 million in the same period last year, driven primarily by sales increases in all principal product lines.  Foreign currency and acquisitions combined to increase net sales by slightly more than one percentage point.  Rehab product line net sales increased by 2.2% compared to the third quarter last year, despite volume declines in the consumer power product line caused by the Company’s previous decision to terminate sales to a large national account.   Excluding consumer power products, Rehab product line net sales increased 7.6% compared to the third quarter last year, driven by volume increases in custom power and custom manual wheelchairs.    Standard product line net sales for the third quarter increased 21.7% compared to the third quarter of last year, driven by increased volumes in manual wheelchairs and patient aids.  Respiratory product line net sales increased 20.6%, driven by volume increases in oxygen concentrators and HomeFill®, with strong purchases by national providers.

For the third quarter, NA/HME earnings before income taxes were $6.2 million, excluding restructuring charge reversals of less than $0.2 million pre-tax, as compared to earnings before income taxes of $4.1 million last year, excluding restructuring charges of $0.8 million pre-tax. The increase in earnings before income taxes was primarily the result of increased volumes, selective price increases and cost reduction initiatives, partially offset by commodity cost increases.

For the first nine months of the year, NA/HME net sales increased 11.7% to $554.2 million compared to $496.2 million in the same period last year.  Foreign currency and acquisitions increased net sales by almost two percentage points.  NA/HME earnings before income taxes were $18.9 million, excluding restructuring charges of $0.1 million pre-tax, as compared to earnings before income taxes of $6.8 million last year, excluding restructuring charges of $3.6 million pre-tax.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the third quarter increased 5.5% to $67.6 million compared to $64.1 million for the same period last year driven by growth in home delivery program sales, increased volumes with larger providers, and growth in urological, incontinence and infusion product lines.  Earnings before income taxes for the third quarter increased to $1.3 million, excluding restructuring charges of $1.6 million pre-tax, as compared to $0.8 million last year, primarily as a result of increased volumes and freight recovery programs, partially offset by increased discounts associated with higher sales to larger providers.

For the first nine months of the year, ISG net sales increased 4.7% to $197.4 million compared to $188.4 million for the same period last year.  Earnings before income taxes decreased to $2.1 million, excluding restructuring charges of $1.6 million pre-tax, as compared to $2.5 million last year, primarily as a result of higher freight costs and discounts associated with higher sales to larger providers.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the third quarter increased by 30.7% to $26.3 million compared to $20.1 million last year.  Foreign currency translation increased net sales by less than one percentage point.  The net sales increase was driven by new products introduced late last year including beds, therapeutic support surfaces and clinical recliners along with strong sales in durable medical equipment (DME) and bathing products.  Earnings before income taxes for the third quarter increased to $1.7 million as compared to a loss of $0.6 million last year, excluding restructuring charges of $0.2 million pre-tax, primarily as a result of volume increases and freight recovery programs.  These were partially offset by commodity cost increases.

For the first nine months of the year, IPG net sales increased 14.8% to $74.8 million compared to $65.1 million for the same period last year.  Foreign currency translation increased net sales by two percentage points.  Earnings before income taxes increased to $3.1 million as compared to $0.1 million last year, excluding restructuring charges of $0.1 million pre-tax and $0.2 million pre-tax, respectively.

EUROPE

In the third quarter, European net sales increased 14.2% to $151.5 million versus $132.7 million last year.  Foreign currency translation increased net sales by eleven percentage points.  Net sales performance continues to be strong in most countries, especially the United Kingdom as a result of new product introductions including HomeFill®.  However, business performance in Germany continues to be negatively impacted by reimbursement and pricing pressures in the market place.

For the third quarter, European earnings before income taxes were $14.2 million, excluding restructuring charges of $0.2 million pre-tax, as compared to $14.0 million last year, excluding restructuring charges of $1.1 million pre-tax.   This increase in earnings is attributable to volume increases, cost reduction initiatives and a weakening U.S. dollar.  These benefits were partially offset by higher freight costs, an unfavorable product mix toward lower margin product and unfavorable foreign currency impact from the weakness of the British pound as compared to the Euro.

For the first nine months of the year, European net sales increased 18.0% to $423.5 million versus $358.9 million last year.  Foreign currency translation increased net sales by twelve percentage points.  Earnings before income taxes were $29.2 million, excluding restructuring charges of $1.0 million pre-tax, as compared to $26.4 million last year, excluding restructuring charges of $3.1 million pre-tax.

ASIA/PACIFIC

For the third quarter, Asia/Pacific net sales increased 11.7% to $25.2 million versus $22.6 million last year.  Foreign currency decreased net sales by one percentage point.  The net sales improvement was the result of volume increases in the Company’s distribution business in Australia and at the Company’s subsidiary which manufactures microprocessor controllers.  For the quarter, earnings before income taxes were $0.2 million, excluding restructuring charges of $0.2 million pre-tax, as compared to a loss of $0.5 million last year, excluding restructuring charges of $1.2 million pre-tax.  The earnings increase is attributable to volume increases and continued cost reduction initiatives, partially offset by an increase in SG&A for labor costs.  The Company’s cost reduction initiative to move controller manufacturing from New Zealand to China was completed during the quarter ended September 30, 2008.

For the first nine months of the year, Asia/Pacific net sales increased 13.0% to $75.5 million versus $66.8 million last year.  Foreign currency increased net sales by seven percentage points.  Earnings before income taxes were $0.9 million, excluding restructuring charges of $0.5 million pre-tax, as compared to a loss of $2.3 million last year, excluding restructuring charges of $1.5 million pre-tax.

FINANCIAL CONDITION

Total debt outstanding was $508.2 million at the end of the third quarter, resulting in a debt-to-total-capitalization ratio of 47.6% versus 46.6% at the end of the second quarter.  The increase in the debt-to-total-capitalization ratio derives from lower shareholders equity due to foreign currency translation, particularly of the European balance sheet, with a stronger U.S. dollar at the end of the quarter. The Company’s debt outstanding decreased by $18.0 million compared to the end of the second quarter.

Invacare reported $15.9 million of free cash flow(d) in the third quarter of 2008 as compared to $29.0 million for the third quarter of 2007.  The decrease was principally due to lower accounts payable balances, partially offset by greater accounts receivable collections in the third quarter of 2008 compared to the same period a year ago.  The third quarter of 2007 also benefited from a greater reduction in recoverable income taxes compared to the third quarter of 2008 of $7 million.  However, the third quarter free cash flow(d) improved sequentially from the second quarter of this year despite higher sales leading to increased receivables and inventory needs to support the continued stronger than expected organic sales growth.

The Company made progress on its working capital measures.  Days sales outstanding were down 3 days to 59 days versus the third quarter of 2007.   Inventory turns at 4.9 improved compared to 4.8 as of the end of the third quarter of 2007.

OUTLOOK

Although the global financial crisis will impact all businesses, including Invacare’s, demand for home medical products and services should remain strong.  Additionally, the Company’s cash flow continues to improve sequentially and existing credit availability of $123 million puts Invacare in a strong position to continue to grow in the current environment.  The likely adverse trend in the short term is the sudden strengthening of the U.S. dollar, which will cause the translation of overseas profits into lower U.S. dollar results, all other factors being equal.  We expect current exchange rates to lower European fourth quarter operating income by five cents since the last earnings release’s forecast of earnings.  Looking at risks over the medium term, the Company will remain judicious in its extension of credit to customers, since it is uncertain what potential impact the credit crisis will have on Invacare’s customers’ funding sources.

During the third quarter, the Company continued to experience reimbursement and pricing pressures, particularly in Germany.  Late in the third quarter, French health care authorities reduced reimbursement for beds and other select product.  As previously communicated, the Centers for Medicare and Medicaid Services (CMS) announced U.S. reimbursement cuts of 9.5% for those product categories which were included in phase one of the now delayed National Competitive Bidding (NCB) program.  While these U.S. cuts are not effective until January 2009, the HME (Home Medical Equipment) industry may be cautious in its buying patterns with such changes.  In addition, while the Company has implemented numerous cost reduction programs to increase profitability during the year, the benefits from these programs have been hampered by rising commodity costs in the first nine months.  Although some commodity costs are now falling, the Company has largely locked in costs for commodities in the fourth quarter.

With these factors in mind, the Company updates its 2008 guidance as follows:

•	Organic growth in net sales of 6% to 7%, excluding the impact from acquisitions and foreign currency translation adjustments;

•
Effective tax rate of 25% on adjusted annual earnings.  The Company expects that its effective tax rate will fluctuate depending on the mix of earnings between countries with and without tax valuation allowances.  In the first nine months, the Company could not record tax benefits related to losses in countries which had tax valuation allowances, while normal tax expense was recognized in countries without tax allowances.  This led to a higher effective tax rate in the nine months than projected for the year since the Company projects to improve its performance during the year in countries with tax valuation allowances, as well as in countries without tax valuation allowances;

•	Adjusted earnings per share of $1.35 to $1.40; and

•	Free cash flow(d) between $35 million and $40 million.

Commenting on the Company’s anticipated performance, Mixon noted that, “While we remain cautious regarding the impact of reimbursement changes and the stronger U.S. dollar, we expect to remain within the original range of earnings guidance given at the beginning of the year and well above 2007 adjusted net earnings(b).  The projected increase in earnings, particularly before income taxes, will be substantial and indicates the continued improvement in Invacare’s businesses.”

(a) Adjusted earnings per share (EPS) for the quarter and first nine months is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($1.9 million and $3.3 million pre-tax for the quarter and nine months ended September 30, 2008, respectively, as compared to $3.4 million and $8.4 million pre-tax for the quarter and nine months ended September 30, 2007), debt finance charges, interest and fees associated with the Company’s early 2007 debt refinancing ($13.4 million pre-tax for the nine months ended September 30, 2007) and tax valuation allowances, divided by weighted average shares outstanding – assuming dilution.  For the quarter and first nine months ended September 30, 2007, Adjusted earnings per share also excludes the one-time net tax benefit primarily attributable to new tax laws adopted in Germany which reduced the Company’s tax rates and the corresponding German net deferred tax credits ($6.4 million after tax).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings for the quarter and first nine months is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($1.9 million and $3.3 million pre-tax for the quarter and nine months ended September 30, 2008, respectively, as compared to $3.4 million and $8.4 million pre-tax for the quarter and nine months ended September 30, 2007), debt finance charges, interest and fees associated with the Company’s early 2007 debt refinancing ($13.4 million pre-tax for the nine months ended September 30, 2007), and tax valuation allowances.  For the quarter and first nine months ended September 30, 2007, Adjusted net earnings also excludes the one-time net tax benefit primarily attributable to new tax laws adopted in Germany which reduced the Company’s tax rates and the corresponding German net deferred tax credits ($6.4 million after tax).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted earnings before income taxes is a non-GAAP financial measure which is defined as earnings (loss) before income taxes excluding the impact of restructuring charges ($1.9 million and $3.3 million pre-tax for the quarter and nine months ended September 30, 2008, respectively, as compared to $3.4 million and $8.4 million pre-tax for the quarter and nine months ended September 30, 2007), debt finance charges, interest and fees associated with the Company’s early 2007 debt refinancing ($13.4 million pre-tax for the nine months ended September 30, 2007).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Free cash flow is a non-GAAP financial measure which is defined as net cash used by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 6,100 associates and markets its products in 80 countries around the world.  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “forecast”, “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate or event of default risks; changes in government and other third-party payor reimbursement levels and practices; consolidation of health care providers and our competitors; loss of key health care providers; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; the uncertain impact on our providers and on the demand for our products of the recent economic downturn and general volatility in the credit and stock markets; difficulties in implementing a new Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions of Ohio law or in our debt agreements, our shareholder rights plan or our charter documents that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials which could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; exchange rate fluctuations, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
Net sales	$461,836		$407,303		$1,325,266		$1,175,475
Cost of products sold	330,905	*	291,852	*	956,954	*	851,022 *
Gross profit	130,931		115,451		368,312		324,453
Selling, general and administrative expense	106,181		92,536		308,396		274,153
Charge related to restructuring activities	283		2,994		1,653		7,807
Debt finance charges, interest and fees associated with debt refinancing	-		22		-		13,403
Interest expense – net	8,881		10,860		26,987		31,976
Earnings (loss) before income taxes	15,586		9,039		31,276		(2,886)
Income taxes (benefit)	3,925		(2,600)		10,265		2,925
Net earnings (loss)	$11,661		$11,639		$21,011		$(5,811)

Net earnings (loss) per share – basic	$0.37		$0.37		$0.66		$(0.18)
Weighted average shares outstanding – basic	31,908		31,844		31,896		31,836

Net earnings (loss) per share – assuming dilution **	$0.36		$0.36		$0.66		$(0.18)
Weighted average shares outstanding – assuming dilution **	32,031		31,958		31,977		31,836

* Cost of products sold includes inventory markdowns resulting from restructuring of $1,598 and $1,669 for the three and nine-month periods ending September 30, 2008, respectively; as compared to $375 and $620 for the three and nine-month periods ending September 30, 2007, respectively.

** Net earnings (loss) per share assuming dilution calculated for nine-month period ending September 30, 2007 utilizing weighted average shares outstanding – basic as a result of the Company’s net loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net earnings (loss)	$11,661	$11,639	$21,011	$(5,811)
Interest expense	9,634	11,412	29,330	33,525
Income taxes (benefit)	3,925	(2,600)	10,265	2,925
Depreciation and amortization	10,753	10,529	33,305	32,409
EBITDA	35,973	30,980	93,911	63,048
Restructuring charges	1,881	3,369	3,322	8,427
Debt finance charges, interest and fees associated with debt refinancing	-	22	-	13,403
Bank fees	749	720	2,318	2,200
Stock option expense	894	710	2,173	1,787
Adjusted EBITDA(1)	$39,497	$35,801	$101,724	$88,865

(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, debt finance charges, interest and fees associated with the Company’s debt refinancing, bank fees, and stock option expense.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, our definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under our senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net earnings (loss) per share – assuming dilution *	$0.36	$0.36	$0.66	$(0.18)
Weighted average shares outstanding- assuming dilution *	32,031	31,958	31,977	31,836
Net earnings (loss)	$11,661	$11,639	$21,011	$(5,811)
Income taxes (benefit)	3,925	(2,600)	10,265	2,925
Earnings (loss) before income taxes	15,586	9,039	31,276	(2,886)
Restructuring charges	1,881	3,369	3,322	8,427
Debt finance charges, interest and fees associated with debt refinancing	-	22	-	13,403
Adjusted earnings before income taxes	17,467	12,430	34,598	18,944
Income taxes (benefit)	4,070	1,629	10,600	2,259
Adjusted net earnings	$13,397	$10,801	$23,998	$16,685
Weighted average shares outstanding- assuming dilution	32,031	31,958	31,977	31,910
Adjusted earnings per share – assuming dilution(2)	$0.42	$0.34	$0.75	$0.52

Adjusted earnings before income taxes	17,467	12,430	34,598	18,944
Income taxes (benefit) including one-time net tax benefit	4,070	(4,730)	10,600	(4,100)
Adjusted net earnings including one-time net tax benefit	$13,397	$17,160	$23,998	$23,044
Weighted average shares outstanding- assuming dilution	32,031	31,958	31,977	31,910
Adjusted earnings per share including one-time tax benefit – assuming dilution	$0.42	$0.54	$0.75	$0.72

 (2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, debt finance charges, interest and fees associated with the Company’s debt refinancing and tax valuation reserves divided by weighted average shares outstanding – assuming dilution.  For the quarter and first nine months ended September 30, 2007, Adjusted earnings per share also excludes the one-time net tax benefit primarily attributable to new tax laws adopted in Germany which reduced the Company’s tax rates and the corresponding German net deferred tax credits.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s operating performance.

* Net earnings (loss) per share – assuming dilution calculated for nine-month period ending September 30, 2007 utilizing weighted average shares outstanding – basic as a result of the Company’s net loss.

Business Segments – The Company operates in five primary business segments:  North America / Home Medical Equipment (“NA/HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $27,387,000 and $80,401,000 for the three and nine months ended September 30, 2008 and $23,492,000 and $64,404,000 for the three and nine months ended September 30, 2007, respectively.  The information by segment is as follows:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues from external customers
North America / HME	$191,218	$167,861	$554,162	$496,225
Invacare Supply Group	67,604	64,068	197,383	188,440
Institutional Products Group	26,320	20,144	74,794	65,133
Europe	151,478	132,665	423,458	358,908
Asia/Pacific	25,216	22,565	75,469	66,769
Consolidated	$461,836	$407,303	$1,325,266	$1,175,475

Earnings (loss) before income taxes
North America / HME	$6,380	$3,295	$18,812	$3,178
Invacare Supply Group	(323)	806	470	2,417
Institutional Products Group	1,654	(724)	3,023	(41)
Europe	14,012	12,847	28,167	23,367
Asia/Pacific	(54)	(1,771)	352	(3,790)
All Other	(6,083)	(5,414)	(19,548)	(28,017)
Consolidated	$15,586	$9,039	$31,276	$(2,886)

Restructuring charges before income taxes
North America / HME	$(153)	$810	$102	$3,621
Invacare Supply Group	1,598	31	1,598	45
Institutional Products Group	-	163	115	172
Europe	213	1,123	996	3,064
Asia/Pacific	223	1,242	511	1,525
Consolidated	$1,881	$3,369	$3,322	$8,427

Debt finance charges, interest and fees associated with debt refinancing
All Other	$-	$22	$-	$13,403

Earnings (loss) before income taxes excluding restructuring charges and debt finance charges, interest and fees associated with debt refinancing
North America / HME	$6,227	$4,105	$18,914	$6,799
Invacare Supply Group	1,275	837	2,068	2,462
Institutional Products Group	1,654	(561)	3,138	131
Europe	14,225	13,970	29,163	26,431
Asia/Pacific	169	(529)	863	(2,265)
All Other	(6,083)	(5,392)	(19,548)	(14,614)
Consolidated	$17,467	$12,430	$34,598	$18,944

 “All other” consists of unallocated corporate selling, general and administrative expense and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.  In addition, the “All other” earnings (loss) before income taxes for 2007 includes debt finance charges, interest and fees associated with debt refinancing and earnings (loss) associated with a consolidated variable interest entity.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	September 30, 2008 (unaudited)	December 31, 2007
Current Assets
Cash, cash equivalents and marketable securities	$37,533	$62,455
Trade receivables – net	295,331	264,143
Inventories – net	208,439	195,604
Deferred income taxes and other current assets	64,897	68,883
Total Current Assets	606,200	591,085

Other Assets	163,316	196,398
Plant and equipment – net	158,872	169,376
Goodwill	535,437	543,183
Total Assets	$1,463,825	$1,500,042

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$140,375	$150,170
Accrued expenses	146,908	145,958
Accrued income taxes	4,116	5,973
Short-term debt and current maturities of long-term debt	25,000	24,510
Total Current Liabilities	316,399	326,611

Long-Term Debt	483,178	513,342
Other Long-Term obligations	104,784	106,046

Shareholders’ Equity	559,464	554,043
Total Liabilities and Shareholders’ Equity	$1,463,825	$1,500,042

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net cash provided by operating activities	$18,602	$32,670	$15,634	$30,412
Plus:
Net cash impact related to restructuring activities	653	2,250	2,709	10,951
Less:
Purchases of property and equipment, net	(3,349)	(5,930)	(14,949)	(13,238)
Free Cash Flow	$15,906	$28,990	$3,394	$28,125

Free cash flow is a non-GAAP financial measure that is comprised of net cash used by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).